EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Benjamin K. Stephen

Director, Investor Relations

703-904-5539

bstephen@quadramed.com

David L. Piazza

Vice President, Finance

703-742-5312

dpiazza@quadramed.com

QuadraMed to List on the American Stock Exchange

Company Will Begin Trading on August 19, 2004 Under Symbol “QD”

RESTON, VA – (August 5, 2004) – QuadraMed® Corporation (OTCBB: QMDC.OB) announced today that beginning on August 19, 2004, the Company’s shares will trade on the American Stock Exchange® (Amex®) with the ticker symbol QD.

“Successfully listing QuadraMed on a national stock exchange marks a significant milestone in the Company’s continued progress” said QuadraMed Chairman and CEO, Lawrence P. English. “The listing will improve liquidity and increase the number of potential owners of our shares,” he added.

“We are pleased to welcome QuadraMed to the American Stock Exchange,” said John McGonegal, senior vice president of the Amex Equities Group. “We look forward to working with QuadraMed in building increased investor awareness and visibility within the investment community.”

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient information management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of more than 900 professionals whose experience and dedication to service has earned QuadraMed the trust and loyalty of customers at more than 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”).

QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

Note to editors: QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective owners.

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